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                                 PRESS RELEASE



FOR IMMEDIATE RELEASE
December 30, 1997


                     ERGOBILT CHANGES FISCAL YEAR TO BETTER
                 REFLECT BUSINESS CYCLES OF ACQUIRED COMPANIES

DALLAS, DECEMBER 30, 1997.   ERGOBILT, INC. (NASDAQ: ERGB) today announced its
board of directors approved changing the company's fiscal year end to February 28th.

"The change in our fiscal year was made for several reasons", said Mr. Gerard Smith, President and Chief Executive Officer of ErgoBilt. "The two most compelling were our company's acquisitions of CTSS, Inc. and Cheetah Systems Inc., both of which have been completed since mid-October. The February fiscal year will be more in line with the business cycles of our new acquisitions. We would like to complete our first year as a public company on a fiscal year reporting basis that reflects how we intend to manage the business long-term. Also, BodyBilt's business skews to the third and fourth calendar quarter's due to the purchasing patterns of our government and corporate customers. The new fiscal year will better apportion BodyBilt's financial results from quarter to quarter."

ErgoBilt, with headquarters in Dallas, is a rapidly growing developer and marketer of Ergonomic products and technology that improve workplace productivity. The company has two operating units - BodyBilt, Inc and ErgoFon'iks, Inc. The company's common shares are traded on the Nasdaq National Market System under the symbol "ERGB".

Contact: Gerard Smith, President & Chief Executive Officer of ErgoBilt, Inc., 972-889-3742, or Woody Wallace of The Investor Relations Company, 847-564-5610, for ErgoBilt, Inc.